EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of July 31, 2016

by and among

IZEA, INC., a Nevada corporation

ZENCONTENT, INC., a California corporation

and

THE STOCKHOLDERS OF ZENCONTENT, INC.
LISTED ON THE SIGNATURE PAGES HERETO

Table of Contents

Page

ARTICLE I PURCHASE AND SALE

Section 1.1	Purchase and Sale of the Shares.

Section 1.2	Closing.

Section 1.3	Working Capital Adjustment.
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Section 2.1	Corporate Organization, Etc.

Section 2.2	Capitalization.

Section 2.3	Company Subsidiaries.

Section 2.4	Authority Relative to this Agreement.

Section 2.5	Consents and Approvals; No Violations.

Section 2.6	Financial Statements.

Section 2.7	No Undisclosed Liabilities.

Section 2.8	Absence of Certain Changes.

Section 2.9	Compliance with Law.

Section 2.10	Material Contracts.

Section 2.11	Permits.

Section 2.12	Litigation.

Section 2.13	Taxes.

Section 2.14	Owned and Leased Properties; Sufficiency of Assets.

Section 2.15	Intellectual Property.

Section 2.16	Insurance.

Section 2.17	Employee and Labor Matters.

Section 2.18	Employee Plans.

Section 2.19	Brokers and Finders.

Section 2.20	Stockholder Vote Required.

Section 2.21	Absence of Questionable Payments.

Section 2.22	Books and Records.

Section 2.23	Bank Accounts; Powers of Attorney.

Section 2.24	Customers and Suppliers.

Section 2.25	Accounts Receivable.

Section 2.26	Accounts Payable.

Section 2.27	Certain Transactions.

Section 2.28	Solvency.

Section 2.29	Reliance.

Section 2.30	Disclosure.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Section 3.1	Ownership of Shares.

Section 3.2	Authority Relative to this Agreement.

Section 3.3	Consents and Approvals; No Violations.

Section 3.4	Litigation.

Section 3.5	Brokers and Finders.

Section 3.6	Investment Representations.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.1	Corporate Organization, Etc.

Section 4.2	Capitalization.

Section 4.3	Authority Relative to this Agreement.

Section 4.4	Consents and Approvals; No Violations.

Section 4.5	Litigation.

Section 4.6	Brokers and Finders.

Section 4.7	SEC Filings; Financial Statements.

Section 4.8	Absence of Certain Changes or Events.

Section 4.9	Reliance.

Section 4.10	Disclosure.
ARTICLE V COVENANTS

Section 5.1	Consents and Approvals.

Section 5.2	SEC and Other Filings.

Section 5.3	Further Assurances.
ARTICLE VI ADDITIONAL AGREEMENTS

Section 6.1	Public Announcements.

Section 6.2	Indemnification.

Section 6.3	Non-Competition.

Section 6.4	Employee Matters.

Section 6.5	Tax Covenants.

Section 6.6	Stockholders’ Agent.

Section 6.7	Rule 144.

Section 6.8	Company Location.
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 7.1	Conditions to Each Party’s Obligations to Effect the Stock Purchase.

Section 7.2	Conditions to the Obligations of Buyer.

Section 7.3	Conditions to the Obligations of the Company and the Stockholders.
ARTICLE VIII MISCELLANEOUS

Section 8.1	Entire Agreement; Assignment.

Section 8.2	Notices.

Section 8.3	Governing Law; Waiver of Jury Trial.

Section 8.4	Expenses.

Section 8.5	Descriptive Headings.

Section 8.6	Parties in Interest.

Section 8.7	Severability.

Section 8.8	Counterparts.

Section 8.9	Interpretation.

Section 8.10	Amendment and Modification; Waiver.

Section 8.11	Definitions.

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2016, is by and among IZEA, Inc., a Nevada corporation (“Buyer”), ZenContent, Inc. (formerly Triple Curve, Inc.), a California corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Certain capitalized terms used herein are defined in Section 8.11.
RECITALS
WHEREAS, the Company is engaged in the business of creating turn-key original content for businesses;
WHEREAS, as of the date of this Agreement, the issued and outstanding shares of the capital stock of the Company consist of 8,975,000 shares of common stock, par value $0.001 per share (the “Shares”);
WHEREAS, as of the date hereof, the Stockholders own all of the Shares; and
WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition by the Buyer of the Company through the purchase by the Buyer from the Stockholders of all of the Shares.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE IPURCHASE AND SALE
Section 1Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, the Stockholders agree to sell to the Buyer, and the Buyer agrees to purchase from the Stockholders, all of the Shares at the Closing (the “Stock Purchase”). The purchase price (the “Purchase Price”) for the Shares is up to $4,500,000, payable, and subject to adjustment as set forth in this Section 1.1 and Section 1.3 below and offset as provided in Section 6.2(a), as follows:
(a)The Buyer shall deliver to the Stockholders at Closing (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) a cash payment in the amount of $400,000 (the “Closing Cash Payment”).
(b)The Buyer shall deliver to the Stockholders at Closing (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) such number of shares of common stock of the Buyer (the “Buyer Common Stock”), valued at $600,000 and in accordance with Section 1.1(h) below (the “Closing Stock Issuance”).
(c)The Buyer shall deliver to the Stockholders (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule), an additional $1,000,000 in consideration in three installments of $333,333, $333,333 and $333,334 on the first, second and third anniversaries of the Closing Date, respectively (subject to possible reduction in such payments as described in Section 1.1(e) below). Of this additional consideration, 33% of each installment shall be paid by the Buyer in the form of cash. The remainder of such additional consideration shall be paid by the Buyer in the form of cash and/or shares of Buyer Common Stock, as determined by the Buyer in its sole discretion (the “36-Month Cash/Stock Payments”) and in accordance with Section 1.1(h) below.
(d)The Buyer shall deliver to the Stockholders additional performance payments up to an aggregate of $2,500,000 (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) based upon the Company (on a stand-alone basis) meeting the revenue thresholds below for each of the three years ending on the first, second and third anniversaries of the Closing Date (each, a “Measuring Period” and, collectively, the “Measuring Periods”), subject to reduction in such payments as described in Section 1.1(e) below (the “Performance Payments”) and in accordance with Section 1.1(h) below. For the purposes of this Section 1.1(d), revenue will include all content managed through the Company’s workflow (or, when integrated into Buyer’s IZEAx Enterprise, as a managed high-volume service). The Company shall use commercially reasonable efforts to achieve such revenue thresholds.
(i)Performance Payments. For each Measuring Period, the Buyer will deliver to the Stockholders Performance Payments on total Revenue multiplied by the rates indicated for Revenue which meets or exceeds the stated Revenue Thresholds indicated below:

Measuring Periods	Revenue Thresholds	Performance Rate
		(% of Total Revenue Due)

12 Months	$2.5 million	8.6%
After Closing Date	$3.5 million	12.7%
	$4.5 million	16.7%

24 Months	$3.5 million	6.3%
After Closing Date	$4.5 million	10.1%
	$5.5 million	13.6%

36 Months	$4.5 million	5.1%
After Closing Date	$5.5 million	8.4%
	$6.5 million	11.5%

If total revenue does not meet the 1st Revenue Threshold in the applicable Measuring Period, no Performance Payment is owed. By way of example, if total revenue for the first 12 months is $2.0 million, then the Performance Payment will be $0. If total revenue for the first 12 months is $3.0 million, then the Performance Payment will be $258,000 ($3.0 million x 8.6%). If total revenue for the first 12 months is $4.0 million, then the Performance Payment will be $508,000 ($4.0 million x 12.7%).
(ii)Of the Performance Payments, 33% of each payment shall be paid by the Buyer in the form of cash. The remaining portion of such payment shall be paid by the Buyer in the form of cash and/or shares of Buyer Common Stock, as determined by the Buyer in its sole discretion and in accordance with Section 1.1(h). Each Performance Payment shall be made to the Stockholders following the end of each of Buyer’s SEC reporting fiscal quarters as to which the Buyer files its Form 10-Q or Form 10-K with the SEC (commencing with the quarter ending September 30, 2016 and including the following fiscal quarters ending December 31, March 30 and June 30) during the Measuring Periods, with the Stockholders receiving the Performance Payment for a Measuring Period quarter no later than 15 days after the Buyer has publicly released its financial results for such fiscal quarter corresponding to such Measuring Period quarter. Each Performance Payment shall be accompanied by a written calculation, from or certified by the Buyer’s Chief Financial Officer, setting forth in reasonable detail (i) the calculation of the Company’s revenue for the applicable Measuring Period quarter then ended, (ii) the total Performance Payments payable hereunder in respect of such revenue, and (iii) the allocation of such total Performance Payments as between a payment in cash and shares of Buyer Common Stock; and, to the extent that such calculation shall indicate that any Performance Payments are due to the Stockholders, such calculation shall be accompanied by a wire transfer of immediately available funds or by certified or official bank check in the amount of the applicable cash payment and stock certificates representing the applicable Buyer Common Stock payment. The Stockholders’ Agent and its Representatives shall, at all times during normal business hours, have the right (notwithstanding receipt and acceptance of any Performance Payments) to inspect the Buyer’s and/or the Company’s books and records to verify the Company’s revenue. To the extent that any calculation of Company revenue or Performance Payments due for any of the Measuring Period as calculated by the Stockholders’ Agent shall differ from the calculation thereof made by the Buyer, and the parties are unable to resolve such discrepancy within thirty (30) days following the Stockholders’ Agent’s delivery of its calculation to the Buyer, then such dispute shall be submitted to final and binding arbitration in accordance with Section 1.1(d)(vi) below, with any additional Performance Payments to be made within thirty (30) days following the rendering of the arbitration decision; provided, however, that any claim hereunder must be brought, if at all, within forty-five (45) days after receipt of the Buyer’s calculations of the Company’s revenue and Performance Payments due for the applicable Measuring Period or fiscal quarter thereof. In no event shall the Performance Payments exceed $2,500,000 over the Measuring Periods.
(iii)For purposes of this Section 1.1(d), the Company’s revenue shall be calculated separately for each Measuring Period, and there shall be no carry-forward or carry-back from any Measuring Period to any other Measuring Period of any excess or shortfall of Company revenue. Any portion of any Performance Payment for any Measuring Period which is not earned in such Measuring Period in accordance herewith shall not be reallocated to any other Measuring Period.
(iv)In the event that, at any time during which the Stockholders shall remain eligible to receive any Performance Payments pursuant to this Section 1.1(d), the employment of Brianna DeMike is terminated by the Buyer, during any Measuring Period, Without Cause (as such term is defined in the Employment Agreement), then, the Stockholders shall be entitled to receive, as and when same would otherwise first become payable hereunder, the full Performance Payment calculated for such Measuring Period and all subsequent Measuring Periods.
(v)The Buyer hereby agrees to put in place, as it deems appropriate, accounting procedures such that the Company’s revenue can be measured separately from the other operations of the Buyer on a going-forward basis.
(vi)In the event there is any dispute between the Buyer and the Stockholders with respect to the calculation of the Performance Payments, all such disputes shall first be submitted to Buyer’s independent accountants to be reviewed, and, if the dispute is still not resolved, submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures, the cost of which shall be borne by the non-prevailing party. Any arbitration hearing shall be held in Orlando, Florida. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof in accordance with the terms of Section 8.3 hereof.
(e)In acknowledgment of Brianna DeMike’s critical role in the operations and growth of the Company (for whom finding a replacement would be extremely difficult) and the Buyer’s decision to enter into Contemplated Transactions based on her commitment to continue with the Company (as a subsidiary of the Buyer), if Ms. DeMike’s employment is terminated by the Buyer for Cause, or Ms. DeMike’s employment is terminated by her without Good Reason (as such terms are defined in the Employment Agreement), each of the remaining 36-Month Cash/Stock Payments and the Performance Payments shall be reduced by 30% with respect to the first installment and Measuring Period, 15% with respect to the second installment and Measuring Period and 7.5% with respect to the third installment and Measuring Period.
(f)In the event that, at any time during which the Stockholders shall remain eligible to receive any shares of Buyer Common Stock pursuant to this Agreement, there shall occur any merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control (as such term is defined in Section 8.11) of the Buyer or the sale, conveyance, disposition of or transfer to any Person of any asset or other property that is material to the business of the Company as of the date of closing any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of the Buyer or a going private transaction), then (a) if the Buyer is not the surviving corporation, in lieu of the shares of Buyer Common Stock otherwise issuable hereunder, the Buyer shall transfer or cause to be issued to the Stockholders the fair equivalent securities of the surviving corporation (provided, however, if the securities of the surviving corporation are either (1) not listed on the NASDAQ Capital Market or any national securities exchange or (2) not otherwise of a reporting company that is subject to the reporting requirements of the Exchange Act, then the surviving corporation shall pay any such amounts due pursuant to this Article I in the form of cash), and (b) the Buyer shall, as part of the terms and conditions of any such merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control of the Buyer or sale, conveyance, disposition of or transfer to any Person of any asset or other property that is material to the business of the Company as of the date of closing any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of the Buyer), cause the surviving corporation to acknowledge the terms and conditions of, and assume all of the Buyer’s obligations pursuant to, this Agreement (including, but not limited to, as applicable, payment of the 36-Month Cash/Stock Payments and the Performance Payments) and reserve and make available the substitute consideration contemplated by this Section 1.1(f).
(g)In order to comply with NASDAQ Market Rules, in no event shall the Buyer be obligated to issue such number of shares of Buyer Common Stock equal to or more than 19.9% of its outstanding shares of common stock, as determined before the Closing.
(h)Payment in the form of shares of Buyer Common Stock required under this Section 1.1 shall be based on the thirty (30) trading day volume-weighted average closing price of the Buyer Common Stock prior to the payment date, as reported by the NASDAQ Capital Market or the primary stock market on which the Buyer Common Stock is then traded. Payment of any cash amounts required under this Section 1.1 shall be made by wire transfer of immediately available funds to an account designated in writing by each of the Stockholders at least two Business Days prior to the applicable payment date. If the Stockholders do not deliver any such notice, then the Buyer may make any cash payments required under this Section 1.1 either (i) by wire transfer of immediately available funds to the account, if any, designated in writing by each of the Stockholders prior to the Closing Date or (ii) by certified or official bank check.
Section 2Closing.
(a)The closing of the Contemplated Transactions (the “Closing”) shall occur as of July 31, 2016 (the “Closing Date”), after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, or at such other time, date or place as agreed to in writing by the parties hereto. At the Closing, the Stockholders will deliver to the Buyer good and valid title to the Shares, free and clear of all Encumbrances, together with a certificate(s) for the Shares duly endorsed or accompanied by a stock power(s) duly endorsed in blank, with any required transfer stamps affixed thereto, or a lost stock affidavit executed by such Stockholder in a form reasonably acceptable to the Buyer, against payment of the Closing Payment and the Closing Stock Issuance. At the Closing, all such actions will be deemed to be taken simultaneously.
(b)Section 1.2(b) of the Company Disclosure Schedule sets forth to whom and in what denominations the Purchase Price is to be allocated among the Stockholders.
(c)Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued as part of the Closing Stock Issuance, 36-Month Cash/Stock Payments and Performance Payments. Fractional shares to be issued hereunder shall be rounded up to the next whole number.
(d)All stock options, warrants and rights to purchase common stock of the Company (or any other capital stock of the Company) will be exercised or terminated prior to or effective upon the Closing Date, and the Buyer shall not assume or have any obligation with respect to such stock options, warrants or rights.
Section 3Working Capital Adjustment.
(a)Within forty-five (45) days after the Closing, the Buyer shall prepare and deliver to the Stockholders’ Agent a statement (the “Closing Date Working Capital Statement”) setting forth the actual Company Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Date Working Capital”).
(b)The Stockholders’ Agent shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to him (the “Review Period”) to review the Closing Date Working Capital Statement. If the Stockholders’ Agent objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, the Stockholders’ Agent shall so inform the Buyer in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement which the Stockholders’ Agent believes should be made. In the event that an Objection is not delivered to the Buyer on or before the last day of the Review Period, the Stockholders’ Agent shall be deemed to have agreed to the Closing Date Working Capital Statement.  In the event that an Objection is delivered to the Buyer on or before the last day of the Review Period, the Stockholders’ Agent and the Buyer shall attempt in good faith to reach an agreement with respect to any matters in dispute. If the Stockholders’ Agent and the Buyer are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to the Buyer, they shall refer their remaining differences to an independent accounting firm as to which the Stockholders’ Agent and the Buyer shall mutually agree (the “WC Arbiter”). The WC Arbiter shall, based on those items as to which the Stockholders’ Agent and the Buyer have agreed and the WC Arbiter’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the WC Arbiter shall not be less than the amount proposed by the Stockholders’ Agent or greater than the amount proposed by the Buyer. The WC Arbiter’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction. The non-prevailing party shall pay the fees of the WC Arbiter (unless the WC Arbiter otherwise determines), and each of the Stockholders and the Buyer shall pay the fees and expenses of their own legal counsel, accountants and other Representatives. Each of the parties hereto shall make available to the WC Arbiter and each other party hereto all relevant books and records and any work papers (including those, if any, of the accountants of the Company) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter and each other party hereto.
(c)The “Final Working Capital Amount” shall be (i) if no Objection is sent to the Buyer prior to the end of the Review Period, the amount of Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by the Buyer, (ii) if an Objection is made but finally determined between the Buyer and the Stockholders’ Agent prior to referring any such dispute to a WC Arbiter, the amount of Closing Date Working Capital so finally determined among such Persons, and (iii) if an Objection is sent to the WC Arbiter, the amount of Closing Date Working Capital finally determined by such WC Arbiter.
(d)If the Final Working Capital Amount is a negative number, then the Buyer shall reduce the first installment of the 36-Month Cash/Stock Payments due under Section 1.1(c) by the negative Final Working Capital Amount, and distribute the revised first installment of the 36-Month Cash/Stock Payment on a pro rata basis among the Stockholders determined in accordance with the allocation of the 36-Month Cash/Stock Payments set forth in Section 1.2(b) of the Company Disclosure Schedule. The Buyer shall additionally reduce the second and then the third installments of the 36-Month Cash/Stock Payments if and as required to recoup such negative amount. If such Final Working Capital Amount deficiency exceeds the amounts to be due for the 36-Month Cash/Stock Payments, then any such excess shall be the joint and several obligations of the Stockholders and shall be paid to the Buyer within thirty (30) days of the determination of the Final Working Capital Amount.

ARTICLE IIREPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS
Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company and the Stockholders, jointly and severally, hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 1Corporate Organization, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation set forth on Section 2.1 of the Company Disclosure Schedule and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The jurisdictions in which the Company was formed and is qualified to do business are as set forth in Section 2.1 of the Company Disclosure Schedule. True and complete copies of the organizational and governing documents of the Company as presently in effect have been heretofore made available to the Buyer. The Company is not in violation of any term or provision of its organizational or governing documents.
Section 2Capitalization. The authorized shares of capital stock of the Company are as set forth in Section 2.2 of the Company Disclosure Schedule. The outstanding shares of common stock and the beneficial and record owners thereof are as set forth in Section 2.2 of the Company Disclosure Schedule. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of common stock to vote, transfer or receive dividends with respect to any shares of common stock or with respect to the management or control of the Company.
Section 3Company Subsidiaries. The Company has no subsidiaries and does not own any equity interest in any other Person.
Section 4Authority Relative to this Agreement. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).
Section 5Consents and Approvals; No Violations. Except as set forth in Section 2.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or by which the Company or any of its properties or assets is bound.
Section 6Financial Statements.
(a)The Company has previously delivered or made available to the Buyer true and complete copies of the following: (i) the balance sheet of the Company as of December 31, 2015 and the statements of income, stockholders’ equity (deficit) and cash flows of the Company for the year ended December 31, 2015 (including, in each case, any notes and schedules thereto), and (ii) the balance sheet of the Company as of March 31, 2016 and the statements of income of the Company for the quarterly period then ended (collectively, the “Company Financials”). Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except for the absence of footnotes, statements of stockholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein.
(b)The revenue thresholds in Section 1.1(d) are an estimate of the results for each of the Measuring Periods and considered reasonably achievable by the Company based on (i) a review of the Company’s operating results for recent prior periods considering current market conditions, and (ii) the budget projections previously provided by the Company to the Buyer.

(c)Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company has no material weaknesses in its internal controls over financial reporting.
Section 7No Undisclosed Liabilities.
(a)The Company has no liabilities, indebtedness or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except as and to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 2.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2015.
(b)Section 2.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money as of Closing.
(c)Unless otherwise instructed by the Buyer in writing, the Company shall have provided for the termination of all Encumbrances of record on the real or personal properties of the Company. All liens or UCC filings against the Company shall have been terminated as of the Closing.
Section 8Absence of Certain Changes. Since December 31, 2015, except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any common stock of the Buyer, or redeemed or otherwise acquired any shares of the common stock of the Buyer, (d) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, Officers or employees except for any increases for employees (other than the Stockholders) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Stockholders) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $5,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.
Section 9Compliance with Law. Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets. Neither the Company nor the Stockholders nor, to the Knowledge of the Company or the Stockholders, any Officer, director or employee of the Company, in such capacity, has received notice from any Governmental Entity of, or to the Knowledge of the Company or the Stockholders, is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law.
Section 10Material Contracts.
(a)Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $25,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s ten largest customers and ten largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the year ended December 31, 2015 and the six months ended June 30, 2016, and shall include the Company’s Master Services Agreement with eBay Inc. (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $25,000 or more with respect to any such Contract. The Company has made available to the Buyer true, correct and complete copies of all Material Contracts in its possession. The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.
(b)Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.
(c)Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts. The Company has not received written notice or, to the Knowledge of the Company, a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.
(d)Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract (including the Company’s Master Services Agreement with eBay Inc.) and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract (including the Company’s Master Services Agreement with eBay Inc.).
Section 11Permits. Except as set forth in Section 2.11 of the Company Disclosure Schedule, the Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.
Section 12Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Entity. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity, including the Federal Trade Commission, or any industry association such as the Word of Mouth Marketing Association (WOMMA), Advertising Standards Canada and the National Advertising Division of the Better Business Bureau. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of the Company in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 13Taxes. Except as set forth in Section 2.13 of the Company Disclosure Schedule:
(a)The Company has:
(i)    duly and timely filed, or caused to be filed, in accordance with applicable Law, all Company Tax Returns, each of which is true, correct and complete,
(ii)    duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date, and
(iii)    properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date of any Straddle Period.
(b)No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.
(c)No Company Tax Return has ever been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.
(d)The Company has complied in all respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).
(e)There is no Encumbrance for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due.
(f)No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened or proposed with regard to the Company, any Company Tax or any Company Tax Return.
(g)The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.
(h)Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.
(i)No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.
(j)The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to the Company, any Company Tax or any Company Tax Return has ever been requested or received by the Company.
(k)The Company is not a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.
(l)No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long term lease agreement as defined in Code Section 467.
(m)The Company is not and will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit or (iv) any election under Code Section 108(i).
(n)The Company is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(o)The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(p)The Company is not or has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).
(q)No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.
(r)The Company has never owned an interest in a subsidiary treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).
(s)The Company does not own or has not owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.
(t)The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes.
Section 14Owned and Leased Properties; Sufficiency of Assets.

(a)The Company owns no interest in any real property. Section 2.14 of the Company Disclosure Schedule contains a correct and complete description of all leases, licenses, permits, subleases and occupancy agreements or arrangements, together with any amendments thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), with respect to real property to which the Company is a party to, bound by or enjoys the benefits of (the “Leased Real Property”), including the address and a description of uses by the Company of the Leased Real Property.
(b)There are no leases, subleases, licenses, occupancy agreements, options to purchase, rights of first refusal, rights of first offer, conditional sales or similar rights with respect to any of the Leased Real Property (other than the Real Property Leases), and there are no parties in possession of the Leased Real Property other than the Company.
(c)The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Company in connection with the business of the Company. The Company has not received any notice of any discontinuation of presently available or otherwise necessary access, sewer, water, electric, gas telephone or other utilities or services for the Leased Real Property and, to the Company’s Knowledge, there do not exist any adverse claims to such access, sewer, water, electric, gas telephone or other utilities or services that would materially adversely affect the use currently being made of such access, sewer, water, electric, gas telephone or other utilities or services. All public utilities required for the operation of the Leased Real Property and necessary for the conduct of the business of the Company are installed and operating, and all installation and connection charges, to the Company’s Knowledge are paid in full.
(d)True, correct and complete copies of all material plans and specifications, if any, relating to the Leased Real Property in the possession or control of the Stockholders have been made available to Buyer.
(e)The Company does not have any oral or written agreement with any real estate broker, agent or finder with respect to the Leased Real Property.
(f)The Company has not received notice from any insurance carrier regarding defects or inadequacies in the Leased Real Property, which, if not corrected, would result in termination of the insurance coverage or an increase in cost. There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Leased Real Property requiring or recommending any repairs or work to be done on such Leased Real Property.
(g)True, complete and accurate copies of the Real Property Leases, or if any Real Property Leases are not in writing, true, complete and accurate descriptions thereof, have been made available to Buyer or are set forth in Section 2.14 of the Company Disclosure Schedule.
(h)Each Real Property Lease is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. There is no material breach or default under any Real Property Lease by the Company, or to the Company’s Knowledge, any other party thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Real Property Lease by the Company or, to the Company’s Knowledge, any other party thereto. No amount due under any of the Real Property Leases remains unpaid. The Company has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease and, the Company, or an Affiliate thereof, is in sole possession of the Leased Real Property purported to be leased or licensed thereunder. Subject to the receipt of the consents set forth in Section 2.5 of the Company Disclosure Schedule, and other than as a result of circumstances unique to Buyer, no Real Property Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect or require consent or notice solely as a result of the consummation of any of the Contemplated Transactions, nor will the consummation of any such transactions constitute a breach or default under any such Real Property Lease or otherwise give the landlord a right to terminate such Real Property Lease. The Company has not received any written notice that it has violated, any Law applicable to the operation of the Leased Real Property or any covenant, condition, easement or restriction of record affecting any of the Leased Real Property. All brokerage commissions and other compensation and fees payable by the Company by reason of the Real Property Leases have been paid in full, and to the Company’s Knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Real Property Leases have been paid in full.
(i)All tangible personal property owned or leased by the Company and used in the operation of its business is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used. The Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.
Section 15Intellectual Property.
(a)Section 2.15(a) of the Company Disclosure Schedule identifies all Intellectual Property other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company on a non-exclusive basis or (ii) any open source Software licensed to the Company (collectively, (i) and (ii) are referred to as the “Licensed Intellectual Property”). Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.
(b)All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 2.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding internet domain names) and applications for, the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; (iv) registered internet domain names and transfer keys; and (v) social media accounts owned or used by Company, including user names or handles, and transfer of any related passwords to such accounts. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth in Section 2.15(b) of the Company Disclosure Schedule, is valid and in full force and effect, and all of the other rights within the Company Intellectual Property are valid and subsisting. The Company is not subject to any Law that restricts or impairs the use of any Owned Intellectual Property. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded. The Company has not filed an application to register any new Trademark that was not previously registered.
(c)The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances. The Company Intellectual Property constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release or disclosure of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property. Immediately following the Closing Date, the Company (as a subsidiary of the Buyer) will continue to have, and will be permitted to exercise all of the Company’s rights under, and will have the same rights with respect to, all Company Intellectual Property to the same extent the Company would have had, and been able to exercise, had the Contemplated Transactions not occurred.
(d)Section 2.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.
(e)The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property. The Company has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Company Intellectual Property.
(f)No current or former Stockholder, officer, director, consultant, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.
(h)The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.
(i)A complete list of the proprietary software of the Company is set forth in Section 2.15(i) of the Company Disclosure Schedule.
(j)As of the date hereof, the Company has provided accurate notice of its existing privacy practices on all of its websites and these notices have not contained any material omissions of the Company’s privacy practices or practices concerning the collection, use, and disclosure of information from or about an individual, IP address, device or application that is sufficient to identify, contact or target advertisements or other content to such individual, IP address, device or application (collectively, the “Personal Information”). The Company and, to the Company’s Knowledge, all third Persons acting on the Company’s behalf have complied in all material respects with all legal requirements relating to: (i) the privacy of users of (including internet or mobile users who view or interact with) all of the websites of the Company or third parties acting on the Company’s behalf, (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by the Company or by third parties acting on the Company’s behalf; or (iii) the security of Personal Information to which the Company or third parties acting on the Company’s behalf have access or otherwise collect or handle. No proceedings have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Company’s privacy policies or any applicable Law. Neither this Agreement nor the Contemplated Transactions, including any disclosures of data, will violate the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. To the Company’s Knowledge, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or in Company’s possession or control by or to any third party.
Section 16Insurance. Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted. Set forth in Section 2.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.
Section 17Employee and Labor Matters. The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in Section 2.17 of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.
Section 18Employee Plans.
(a)Section 2.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of:
(i)all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”); and
(ii)all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).
(b)In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to the Buyer:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.
(c)None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans.
(d)The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.
(e)All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.
(f)The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws.
(g)The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.
(h)Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(i)Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on the date such Benefit Plan or Employee Arrangement was established through the date hereof.
(j)The Company has made available to the Buyer a true, complete and correct list of the following (if applicable) for each current director, officer, employee, consultant and contractor of the Company: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate, as set forth in Section 2.18 of the Company Disclosure Schedule.
Section 19Brokers and Finders. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither of the Company nor any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer would be liable.
Section 20Stockholder Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of common stock of the Company are the only votes of the holders of such stock necessary to approve and adopt this Agreement and the Contemplated Transactions.
Section 21Absence of Questionable Payments. None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of corporate funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded corporate funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.
Section 22Books and Records. Except as set forth in Section 2.22 of the Company Disclosure Schedule, the books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with sound business practice, applicable requirements of Law and GAAP consistently applied. The Company has (a) provided Buyer and its authorized Representatives reasonable access to all personnel, books, records (including information related to financial, legal, environmental, regulatory and employee benefits matters), offices and other facilities and properties of the Company, (b) permitted the Buyer and its authorized Representatives to make such inspections thereof as the Buyer may reasonably request, and (c) caused the Officers and employees of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and operations of the Company as the Buyer may have reasonably requested.
Section 23Bank Accounts; Powers of Attorney. Section 2.23 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to the Buyer.
Section 24Customers and Suppliers. Except as set forth in Section 2.24 of the Company Disclosure Schedule, there are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since December 31, 2015, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.
Section 25Accounts Receivable. Except as set forth in Section 2.25 of the Company Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are collectible in the ordinary course of business and not subject to set-off or counterclaim. Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.
Section 26Accounts Payable. The outstanding accounts payable of the Company as of the Closing Date are set forth on Section 2.26 of the Company Disclosure Schedule, and all such accounts payable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are payable in the ordinary course of business.
Section 27Certain Transactions. Except as set forth on Section 2.27 of the Company Disclosure Schedule, none of the Stockholders, Officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a Stockholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.
Section 28Solvency. The Company is Solvent as of the date hereof and will be solvent as of the Closing Date. For purposes of this Agreement, the term “Solvent” means that, as of any date of determination: (i) the sum of the debt (including contingent liabilities) of the Company does not exceed the present fair saleable value of the present assets of the Company; (ii) the capital of the Company is not unreasonably small in relation to the business of the Company; and (iii) the Company does not intend to incur, or believes that it will incur, debts including current obligations beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
Section 29Reliance. The foregoing representations and warranties are made by the Company and the Stockholders with the knowledge and expectation that the Buyer is relying upon them.
Section 30Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of the Stockholders in writing (including electronically) to the Buyer or any of its Representatives for purposes of or in connection with any of the Transactions Documents (including the Company Disclosure Schedule) or any of the Contemplated Transactions is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Except as set forth in the Company Disclosure Schedule, each Stockholder, as to itself, herself or himself only, hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 1Ownership of Shares. Such Stockholder owns the number of shares of common stock of the Company set forth next to such Stockholder’s name in Section 2.2 of the Company Disclosure Schedule free and clear of all Encumbrances (except as provided in Section 3.1 of the Company Disclosure Schedule, all of which will be terminated prior to the Closing), and, as a result of the Stock Purchase, the Buyer will acquire good, valid and marketable title to such shares of common stock of the Company free and clear of all Encumbrances, other than those that may be created or incurred by the Buyer. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Stockholder has not granted any power of attorney with respect to any of the Shares owned by such Stockholder.
Section 2Authority Relative to this Agreement. Such Stockholder has all requisite right, power and authority to execute and deliver the Transaction Documents to which such Stockholder is a party, to perform such Stockholder’s obligations thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which the Stockholder is a party will be, duly and validly executed and delivered by such Stockholder and, assuming this Agreement has been, and each of the other Transaction Documents to which the Stockholder is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Stockholder is a party will constitute, a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.
Section 3Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by such Stockholder, the performance by such Stockholder of any of such Stockholder’s obligations thereunder, or the consummation of any of the Contemplated Transactions by such Stockholder will (a) require the Stockholder to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of such Stockholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties or assets is bound.
Section 4Litigation. There is no action, suit or proceeding pending or, to the Knowledge of such Stockholder, threatened against such Stockholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 5Brokers and Finders. Such Stockholder has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer or the Company would be liable.
Section 6Investment Representations.
(a)Offering Exemption. Such Stockholder understands that the shares of Buyer Common Stock to be acquired by such Stockholder pursuant to the Share Purchase have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Buyer Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Stockholder is (i) an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act or (ii) a “sophisticated investor” as that term is construed in Rule 506(b)(2)(ii) under the Securities Act.
(b)Knowledge and Experience; Ability to Bear Economic Risks. Such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and such Stockholder is able to bear the economic risk of this investment in the shares of Buyer Common Stock (including a complete loss of such Stockholder’s investment).
(c)Limitations on Disposition.
(i)Such Stockholder understands that the Stockholder must bear the economic risk of such Stockholder’s investment in the shares of Buyer Common Stock indefinitely unless the shares of Buyer Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Buyer Common Stock is qualified under applicable state securities Laws or an exemption from such qualification is available. Such Stockholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Stockholder to Transfer any or all of such Stockholder’s interest in the shares of Buyer Common Stock in the amounts or at the times such Stockholder might propose.
(ii)Such Stockholder acknowledges that he, she or it is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Such Stockholder understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Stockholder acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Buyer Common Stock. Such Stockholder understands, that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(d)Advisors. Such Stockholder has consulted his, her or its own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledges that he, she or it is not relying upon, nor has he, she or it received, any legal or tax advice from the Company, the Buyer or their respective legal counsel or accountants. Additionally, such Stockholder understands that neither the Buyer nor the Company shall be liable for any liability or fees incurred as a result of such consultation in connection with any of the Contemplated Transactions.
(e)Investment Purpose. Such Stockholder is acquiring such Stockholder’s interest in the shares of Buyer Common Stock solely for such Stockholder’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing such Stockholder’s interest in the shares of Buyer Common Stock.
(f)Restrictive Legend. Such Stockholder understands and acknowledges that the shares of Buyer Common Stock are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing such Stockholder’s shares of Buyer Common Stock:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE IVREPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer’s disclosure schedule provided herewith (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Company and the Stockholders, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 1Corporate Organization, Etc. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Buyer is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. True and complete copies of the organizational and governing documents of the Buyer as presently in effect have been heretofore made available to the Company. The Buyer is not in violation of any term or provision of its organizational or governing documents.
Section 2Capitalization. The authorized shares of capital stock of the Buyer consist of (a) 200,000,000 shares of Buyer Common Stock, of which 5,363,798 shares were outstanding as of June 30, 2016, and (b) 10,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof. Except for the Buyer Common Stock issued upon exercise of options or warrants, no shares of Buyer Common Stock have been issued between June 30, 2016 and the date hereof. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, except for warrants to purchase an aggregate of 557,435 shares of Buyer Common Stock and 889,050 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options that have been granted or may be granted in the future, there are no outstanding (i) securities convertible into or exchangeable for capital stock of the Buyer, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Buyer, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Buyer, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Buyer is subject or bound.

Section 3Authority Relative to this Agreement. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, including, without limitation, the Stock Purchase, have been duly and validly authorized by all required corporate or other action on the part of the Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Buyer and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The shares of Buyer Common Stock payable by the Buyer under this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Stockholder) and in compliance with applicable U.S. state and federal securities Laws.
Section 4Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by the Buyer, the performance by the Buyer of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Buyer will (a) violate any provision of the organizational or governing documents of the Buyer, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 4.4 of the Buyer Disclosure Schedule (the “Buyer Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Buyer pursuant to, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to the Buyer or by which the Buyer or any of its properties or assets is bound or (e) require the Buyer to obtain the approval of any holders of any of its capital stock by Law, the Buyer’s articles of incorporation or bylaws or otherwise in order for the Buyer to consummate the Stock Purchase and the Contemplated Transactions.
Section 5Litigation. There is no material action, suit, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of their respective properties by or before any Governmental Entity. The Buyer is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit or proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 6Brokers and Finders. The Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which any of the Company or the Stockholders would be liable.
Section 7SEC Filings; Financial Statements.
(a)The Buyer has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2014 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.
(b)Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Buyer Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Buyer and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(c)Except (i) to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the balance sheet of Buyer included in the SEC Report last filed prior to the date hereof, (ii) incurred in the ordinary course of business since the date of the last balance sheet referred to in the preceding clause (i), or (iii) for liabilities incurred in connection with this Agreement, any of the Contemplated Transactions or any financing to be obtained by Buyer in connection therewith, the Buyer does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 8Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or any of the Contemplated Transactions, since March 31, 2016, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 9Reliance.  The foregoing representations and warranties are made by the Buyer with the knowledge and expectation that the Company and the Stockholders are relying upon them.
Section 10Disclosure.  No representation or warranty by the Buyer in this Agreement, including the Buyer Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE VCOVENANTS
Section 1Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.
Section 2SEC and Other Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions. If, in connection with the Buyer’s reporting and filing obligations with the SEC, and as otherwise required by Law, the Buyer is required to report the Contemplated Transactions, the Stockholders shall, at Buyer’s request, provide reasonable assistance to the Company and Buyer with the preparation and completion of audited and reviewed financial statements and related footnotes for the Company (the “Required Financials”) for the quarters and year to date periods as required by the SEC, to be completed no later than 60 calendar days after the Closing. Each of the Stockholders shall assist Buyer free of charge and will make themselves reasonably available after Closing to adequately respond to and address all comments and questions from the Buyer’s auditors regarding the Required Financials and the Company.
Section 3Further Assurances.
(a)Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of the Buyer, the Company and the Stockholders will cooperate in all respects with each other and use her, his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.
(b)The Company and the Stockholders will use their commercially reasonable efforts to have employees of the Company identified by the Buyer execute and deliver to Buyer a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 6.3(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing the Buyer’s customary terms and conditions. In addition, each of the Minority Stockholders will, and the Company and the Stockholders will use their commercially reasonable efforts to have other employees of the Company identified by the Buyer on or before the Closing Date, execute and deliver to the Buyer a confidentiality and assignment of inventions agreement containing the Buyer’s customary terms and conditions, a copy of which has been provided to each of the Stockholders before the date hereof.

ARTICLE VIADDITIONAL AGREEMENTS
Section 1Public Announcements. The Buyer, on the one hand, and the Company and the Stockholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Stock Purchase, and will not issue any such press release or make any such public statement without the prior written consent of the other party (which may be given by the Stockholders’ Agent on behalf of the Stockholders); provided, however, that (a) following the execution of this Agreement, the Buyer shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that the Buyer shall consult with and consider any comments from the Stockholders’ Agent regarding the content of any such announcement) and (if the Buyer so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (i) consult with the other parties hereto prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto.
Section 2Indemnification.
(a)Indemnification by the Stockholders. Subject to the other terms of this Section 6.2, the Stockholders will, severally but not jointly, defend, indemnify and hold harmless the Buyer and its Representatives (collectively, the “Buyer Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Buyer Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by any of the Company or the Stockholders in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by any of the Company or the Stockholders in this Agreement, (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions, or (iv) third-party demands, threats, allegations, claims, proceedings or actions against any of the Stockholders or the Company. Losses in connection with the foregoing subsection 6.2(a)(iv) shall include all costs and expenses, including, without limitation, all out-of-pocket expenses and all attorneys’ fees incurred by the Buyer. Such Losses shall be owed and payable by the Stockholders as and when incurred by the Buyer, and the Buyer shall have the right to set-off such Losses against any amounts owed by the Buyer to the Stockholders hereunder on a dollar-for-dollar basis and in an amount equal to the aggregate dollar value of such Losses. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.
(b)Indemnification by the Buyer. Subject to the other terms of this Section 6.2, the Buyer will defend, indemnify and hold harmless the Stockholders and each of their respective Representatives (collectively, the “Stockholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Stockholder Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by the Buyer in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by the Buyer in this Agreement.

(c)Indemnification Procedure.
(i)The Person seeking indemnification under this Section 6.2 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 6.2(a), such notice shall be given to the Stockholders’ Agent) of any third-party claim which may give rise to any indemnity obligation under this Section 6.2, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.
(ii)If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within twenty (20) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 6.2(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 6.2(b), the Buyer will pay to the Stockholder Indemnified Party promptly following such Resolution an amount in cash equal to the Losses of such Stockholder Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 6.2(a), the Buyer will deliver evidence of such Resolution to the Stockholders’ Agent, whereupon the Stockholders’ Agent will deliver to the Buyer Indemnified Party an amount equal to the Losses of such Buyer Indemnified Party as set forth in such Resolution. At the election of the Stockholders’ Agent, the amount to be delivered to the Buyer Indemnified Party in accordance with the immediately preceding sentence may be deducted from the 36-Month Cash/Stock Payments or Performance Payments (if and only to the extent such amount has been earned) on a pro rata basis among the Stockholders determined in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule. Except as otherwise specifically provided in Section 6.2(d), the depletion of the 36-Month Cash/Stock Payments and Performance Payments will not serve as a bar to recovery by the Buyer Indemnified Parties from the Stockholders of any indemnifiable Losses, and the Buyer Indemnified Parties will be entitled to look directly to the Stockholders for any Losses in excess of the such amounts, and such Losses will be the obligations of the Stockholders as provided in Section 6.2(a) and will be paid to the applicable Buyer Indemnified Party promptly following such Resolution.
(d)Limitations.
(i)The foregoing indemnification obligations will survive the consummation of the Stock Purchase for a period of three (3) years following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, 2.15, 2.18, 2.19, 2.20, 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.6 and the first sentence of Section 2.14(a) (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of four (4) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.
(ii)Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.2(d)(ii)), the Stockholders will have no liability to the Buyer Indemnified Parties for indemnification claims brought under Section 6.2(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Buyer Indemnified Parties will be entitled to recover only such amounts in excess of $25,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(iii)(A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.2(a)(i) shall be limited to an amount equal to $2,000,000 (the “Representations Claims Cap”), and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.2(a) shall be limited to an amount equal to the Purchase Price paid to or earned by the Stockholders (the “Aggregate Claims Cap”).
(iv)Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.2(d)(iv)), the Buyer will have no liability to the Stockholder Indemnified Parties for indemnification claims brought under Section 6.2(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Stockholder Indemnified Parties will be entitled to recover only such amounts in excess of $25,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(v)(A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.2(b)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.2(b) shall be limited to an amount equal to the Aggregate Claims Cap.
(vi)The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.
(vii)Notwithstanding anything to the contrary contained in this Section 6.2, each Stockholders’ liability with respect to indemnification claims under Section 6.2(a) shall be several, not joint, based upon the pro rata share of the Purchase Price paid to or earned by each of the Stockholders as such share is set forth in Section 1.2(b) of the Company Disclosure Schedule.
(viii)Notwithstanding anything to the contrary contained in this Section 6.2, the other Stockholders shall not be liable for any liability with respect to indemnification claims related solely to the inaccuracy or breach by an individual Stockholder of any of his or her representations or warranties under Article III or covenants under Section 6.3, and the Stockholder responsible for such inaccuracy or breach will be liable for the full amount of the related indemnification claims, subject to the other limitations set forth in this Section 6.2(d).
(ix)In calculating the amount of Losses recoverable pursuant to this Section 6.2, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the

Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).
(x)Notwithstanding anything in this Agreement to the contrary, no Stockholder shall be liable to any Buyer Indemnified Party, and Buyer shall not be liable to any Stockholder Indemnified Party, for any punitive damages.
(xi)Following the Closing Date, the sole and exclusive remedy of the Buyer Indemnified Parties and the Stockholder Indemnified Parties with respect to any and all claims relating to this Agreement or the Company Disclosure Schedule, the Buyer Disclosure Schedule shall be indemnification in accordance with this Section 6.2, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 6.3 or Article I, and provided that any claims under the Employment Agreement shall not be limited by this section and shall be subject to any applicable remedies thereunder. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 6.2.
(e)The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 6.2 as an adjustment to the aggregate Purchase Price for federal, state, local and foreign income tax purposes.
Section 3Non-Competition. As a material inducement to the Buyer’s consummation of the Contemplated Transactions, including, without limitation, the Buyer’s acquisition of the goodwill associated with the business of the Company, each of the Principals set forth on Section 6.3 of the Company Disclosure Schedule, agrees as to sub-sections (a)-(d) below. Notwithstanding anything to the contrary contained herein, except as set forth in Section 6.3(a), to the extent of any conflict between the applicable provisions contained in the Employment Agreement and this Section 6.3, the terms hereof shall control.
(a)Such Principal will not, for a period of two (2) years following the Closing Date (or, with respect to each Principal, if longer, co-terminus with the non-compete provisions in the Employment Agreement) (computed by excluding from such computation any time during which such Principal is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.3(a)) (the “Restricted Period”), directly or indirectly, for himself or herself on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of the Company (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of the Buyer.
(b)Such Principal will not, for a period of two (2) years following the Closing Date (or, with respect to each Stockholder, if longer, co-terminus with the non-solicitation provisions in the Employment Agreement) (computed by excluding from such computation any time during which such Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.3(b)), directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of any of the Buyer, the Company, or any of the Buyer’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 6.3(b), a Person shall be deemed to be an employee, customer, advertiser or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the 12 months prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.
(c)Such Principal agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Buyer’s acquisition of the goodwill associated with the business of the Company. If a judicial or arbitral determination is made that any provision of this Section 6.3 constitutes an unreasonable or otherwise unenforceable restriction against a Principal, then the provisions of this Section 6.3 shall be rendered void with respect to such Principal only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 6.3 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 6.3 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 6.5 is determined not to be specifically enforceable, the Buyer may be entitled to recover monetary damages as a result of the breach of such agreement.
(d)Such Principal acknowledges that he or she has carefully read and considered the provisions of this Section 6.3. Such Principal acknowledges that he or she has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.3. Such Principal also acknowledges and understands that these restrictions are reasonably necessary to protect interests of the Buyer, including, without limitation, protection of the goodwill acquired, and such Principal acknowledges that such restrictions will not prevent him or her from conducting businesses that are not included in the Restricted Business set forth in this Section 6.3 during the periods covered by the restrictive covenants set forth in this Section 6.3. Such Principal also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.3.
Section 4Employee Matters.
(a)An Employment Agreement for Brianna DeMike shall be executed concurrently with this Agreement, and shall be a condition precedent for Closing. Under her Employment Agreement, the form of which is attached as Exhibit A hereto, Ms. DeMike shall hold the title of Vice President- Content, be entitled to receive a base salary of $150,000 per year and stock options in line with the Buyer’s Vice President band, and continue to manage the Company, reporting to Bill Momary, the Buyer’s Senior Vice President - Content. The Employment Agreement shall have a three-year term and provide for other terms customary for employment arrangements of this type; the final terms of which will be mutually agreed upon by both the Buyer and Ms. DeMike. No rights to employment will exist unless and until such Employment Agreement is executed and delivered.
(b)The Buyer hereby agrees that it shall, or it shall cause the Company to, offer employment to each employee of the Company as of the Closing (each, an “Employee”) at substantially the same level of compensation and employee benefits (other than equity incentive arrangements) that were provided to each such Employee immediately prior to the Closing. The Buyer further acknowledges that John Cutter and Justin Dart may stay in their sales roles with the Company or may be moved to another role within the Company or Buyer’s organization. Following the Closing, Buyer intends to establish a new “eCommerce Content” sales pod and cross-train existing Company sales staff to sell into current Buyer accounts.
(c)Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Buyer’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as the Buyer otherwise satisfies its obligations under this Section 6.4, (iii) is intended to confer upon any current or former employee (except for Ms. DeMike) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
Section 5Tax Covenants.
(a)To the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.
(b)To the extent not filed prior hereto, the Stockholders’ Agent will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing

Period is due (after taking into account any valid extension), the Stockholders’ Agent will deliver such Company Tax Return to the Buyer. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Buyer may make reasonable changes and revisions to such Company Tax Return. The Stockholders’ Agent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by the Buyer) for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholders will pay to the Buyer an amount equal to any Company Tax due with respect to such Company Tax Return, and the Buyer will file such Company Tax Return.
(c)Buyer will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Buyer will deliver such Company Tax Return to the Stockholders’ Agent. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders’ Agent may make reasonable changes and revisions to such Company Tax Return. Buyer will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Stockholders’ Agent) for a Straddle Period is due (after taking into account any valid extension), the Stockholders will pay to the Buyer an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 6.5(d), to the portion of such Straddle Period ending on and including the Closing Date.
(d)In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.
(e)Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Stockholder will give to Buyer reasonable written notice and, to the extent Buyer so requests, such Stockholder will permit Buyer to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Buyer will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 6.5(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 6.5(e).
(f)Buyer and the Stockholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. The Principal Stockholders will be jointly and severally liable for the Stockholders’ portion of such Transfer Taxes and the Minority Stockholders will be severally liable therefor based upon the pro rata share of the Purchase Price to be received by each of the Minority Stockholders as set forth in Section 1.2(b) of the Company Disclosure Schedule.

To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.
(g)None of the Stockholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless the Buyer, in its reasonable discretion, consents in writing thereto. The Buyer will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Buyer is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Buyer determines in its reasonable discretion that neither the Buyer nor any of its subsidiaries will be adversely impacted by filing such Tax Return.
(h)Any Tax sharing or similar agreement with respect to or involving the Company will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.
Section 6Stockholders’ Agent.
(a)Each of the Stockholders hereby authorizes, directs and appoints Joseph DeMike (the “Stockholders’ Agent”) to act as sole and exclusive agent, attorney-in-fact and representative of such Stockholder with respect to all matters arising under, in connection with or relating to this Agreement or any of the other Transaction Documents, including, without limitation, (i) asserting, defending, prosecuting, litigating, arbitrating, negotiating, settling, releasing and resolving any matters, claims (including indemnification claims and claims for Losses), differences, disputes and controversies of any nature whatsoever under any of the Transaction Documents, (ii) entering into amendments of this Agreement and waivers of any of the provisions of this Agreement, (iii) determining, giving and receiving notices and processes under any of the Transaction Documents, (iv) performing the rights and duties expressly assigned to the Stockholders’ Agent hereunder and under the other Transaction Documents, (v) engaging and employing agents and Representatives on behalf of such Stockholders and the Stockholders’ Agent in connection with all such matters under any of the Transaction Documents, (vi) entering into agreements (including releases) on behalf of such Stockholders with respect to any of the foregoing, and (vii) taking all actions and incurring all expenses as the Stockholders’ Agent shall reasonably deem necessary or prudent in connection with any of the foregoing; all on such terms and in such manner as he deems appropriate in her or his sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by the Stockholders’ Agent consistent herewith, shall be absolutely and irrevocably binding on such Stockholder as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Stockholder’s individual capacity, and no such Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by such Stockholder hereunder or under any of the other Transaction Documents or any such action which a Stockholder, at his or her election, has the right to take hereunder or under any of the other Transaction Documents, shall be taken only and exclusively by the Stockholders’ Agent and no Stockholder acting on her or his own shall be entitled to take any such action. The Stockholders’ Agent will, in a reasonably prompt manner, provide written notice to each such Stockholder of any action taken by the Stockholders’ Agent pursuant to the authority delegated under this Section.
(b)The appointment of the Stockholders’ Agent as such Stockholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Stockholder with regard to any or all of the Transaction Documents. The appointment of the Stockholders’ Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.
(c)The Stockholders’ Agent hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from such Stockholders of reasonable out-of-pocket expenses incurred by the Stockholders’ Agent in her or his capacity as such. Each such Stockholder hereby waives all actual or potential conflicts of interest arising out of the Stockholders’ Agent’s activities or authority as Stockholders’ Agent and her or his relationships with the Company or the Buyer (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, stockholder or other Representative.
(d)Such Stockholders will severally indemnify and hold harmless the Stockholders’ Agent from and against any and all Losses arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 6.6 and such other provisions of this Agreement as may be applicable (except in the case of the individual bad faith or willful misconduct of the Stockholders’ Agent), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims. The several liability of each such

Stockholder under this Section 6.6(d) will equal the amount of such Losses multiplied by a fraction, the numerator of which shall be the aggregate Purchase Price to be received by such Stockholder as set forth in Section 1.2(b) of the Company Disclosure Schedule, and the denominator of which shall be the aggregate Purchase Price to be received by all of the Stockholders as set forth in Section 1.2(b) of the Company Disclosure Schedule.
(e)Notwithstanding anything to the contrary contained in this Agreement, the Stockholders’ Agent shall have no liabilities, duties or responsibilities to the Stockholders except those expressly set forth herein or in any of the other Transaction Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any such Stockholder shall otherwise exist against the Stockholders’ Agent. The Stockholders’ Agent shall not, by virtue of acting as Stockholders’ Agent or any of the actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any such Stockholder to any Person.
(f)The Stockholders’ Agent may resign upon written notice to the Stockholders. In the event that the Person named in Section 6.6(a) is unable or unwilling to serve in such capacity under this Section 6.6 at any time, Brianna DeMike is hereby designated to serve as agent, attorney-in-fact and representative of each such Stockholder under this Section 6.6 in the place of the Person who is unable or unwilling to so serve. Such successor agent, attorney-in-fact and representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties under this Section 6.6 of the Person unable or unwilling to so serve. After any Person’s resignation or inability to serve under this Section 6.6, the provisions of this Section 6.6 shall continue to inure to her or his benefit as to any actions taken or omitted to be taken by him pursuant to the authority granted in this Section 6.6.
(g)Each of the Buyer and the Company (i) will be fully protected in relying upon and will be entitled to rely upon, and will have no liability to such Stockholders with respect to, agreements, actions, decisions and determinations of the Stockholders’ Agent in connection with this Agreement or any of the Transaction Documents, and (ii) will be entitled to assume that all agreements, actions, decisions and determinations of the Stockholders’ Agent in connection with this Agreement or any of the Transaction Documents are fully authorized by and binding upon all of such Stockholders.
(h)The Stockholders’ Agent shall not be liable to any of the Stockholders or any of their respective heirs, successors, assigns, personal representatives or Affiliates for any decisions made or actions taken or omitted to be taken by the Stockholders’ Agent, except in the case of bad faith or willful misconduct. The Stockholders’ Agent may consult with legal counsel of her or his own choice with respect to all such matters.
Section 7Rule 144. The Buyer hereby agrees to maintain adequate current information about the Buyer and remain a reporting company during the Measuring Periods and for at least 12 months after the end of the last Measuring Period to afford the Stockholders the right to resale under Rule 144 (assuming all the other conditions are met), unless there is a Change of Control or if the Buyer’s Board of Directors, in the exercise of their good faith business judgment and fiduciary duties, determines otherwise.
Section 8Company Location. The Buyer hereby agrees that substantially all of the Company’s executive operations will remain in Mountain View, California through December 31, 2017, unless relocation of the Company is mutually agreed upon by the Stockholders’ Agent and the Buyer.

ARTICLE VIICONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE
Section 1Conditions to Each Party’s Obligations to Effect the Stock Purchase. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:
(a)The Buyer, the Company and the Stockholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.
(b)There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.
(c)No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

Section 2Conditions to the Obligations of Buyer. The obligations of the Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by the Buyer to the extent permitted by applicable Law:
(a)The representations and warranties of each of the Company and the Stockholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)Each of the Company and the Stockholders shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.
(c)All of the Company Consents set forth in Section 7.2(c) of the Company Disclosure Schedule shall have been obtained.
(d)All proceedings of the Company and the Stockholders that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified if requested, as may be reasonably requested and as is customary in transactions such as this one.
(e)All stockholders agreements, voting agreements, registration rights agreements and similar agreements between or among the Company and the Stockholders, and all other agreements set forth in Section 7.2(e) of the Company Disclosure Schedule, shall have been terminated and shall cease to be of force or effect.
Section 3Conditions to the Obligations of the Company and the Stockholders. The respective obligations of the Company and the Stockholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company and the Stockholders’ Agent to the extent permitted by applicable Law:
(a)The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)The Buyer shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
(c)All of the Buyer Consents shall have been obtained.
(d)All proceedings of the Buyer that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Company and its counsel, each of which shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified if requested, as may be reasonably requested and as is customary in transactions such as this one.

ARTICLE VIIIMISCELLANEOUS
Section 1Entire Agreement; Assignment.
(a)This Agreement (including the exhibits hereto, the Buyer Disclosure Schedule and the Company Disclosure Schedule) constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.
(b)Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, by any of the Company or the Stockholders, on the one hand, or the Buyer, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.
Section 2Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that, in the case of facsimile, receipt is confirmed and, in the case of e-mail, the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to the Buyer, to:	IZEA, Inc.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789
Attention:    Mr. Edward H. (Ted) Murphy
President and Chief Executive Officer
Facsimile: (407) 264-8489
Email: ted@izea.com

with a copy (which shall

not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to either the Company

or any Stockholder, to:	ZenContent, Inc.
569 Clyde Avenue, Suite 550,
Mountain View, California 94043
Attention:    Ms. Brianna DeMike
Director of Client Success
Facsimile: (858) 874-2878
Email: Brianna@zencontent.com

with a copy (which shall

not constitute notice) to:	Law Offices of Billy Chan
22 Battery Street, Suite 401
San Francisco, California 94111
Facsimile: (415) 839-0063
Email: billy@chanlawoffices.com

or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.
Section 3Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any Florida state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Florida state or federal court located in Orange County, Florida for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 4Expenses. All fees and out-of-pocket expenses incurred by any of the Company or the Stockholders in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Stockholders. If and to the extent such fees and out-of-pocket expenses are not so paid by the Stockholders, the Buyer shall have the right to offset on a pro rata basis any cash payments to them under Section 1.1 hereof for such amounts. All fees and out-of-pocket expenses incurred by the Buyer in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Buyer.
Section 5Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 6Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 7Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 8Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.
Section 9Interpretation.
(a)The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.
(b)The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.
(c)The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Buyer, the Company and the Stockholders’ Agent. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 11Definitions. As used herein,
“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.
“Buyer Common Stock” has the meaning given to it in Section 1.1(b) hereof.
“Buyer Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Buyer to perform any of its obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.
“Change of Control” shall occur if any Person becomes the beneficial owner (as that concept is defined in Rule 13d-3 promulgated under the Exchange Act) of securities of a company or other entity possessing at least 51% of the voting power to direct the policies, conduct and business of such company or other entity.
“Closing Date Working Capital” shall have the meaning set forth in Section 1.3(a) hereof.
“Closing Date Working Capital Statement” shall have the meaning set forth in Section 1.3(a) hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 2.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.
“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.
“Company Platform” means the Company’s Intellectual Property that publishers and freelancers use to create digital content and manage independent contractor agreements and payments for work.
“Company Products” means all products and services offered by the Company, including, without limitation, the following: (i) the Company Platform, (ii) any other products or services related to the Company’s

Intellectual Property, (iii) any new versions, enhancements, upgrades, new releases, or other improvements or variations to any of the foregoing, whether developed before or after the Closing, and (iv) any other products or services mutually agreed upon by the parties.
“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.
“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Stock Purchase.
“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.
“Current Assets” means cash and accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), notes receivable, deposits and prepaid expenses, but excluding prepaid income and/or corporation taxes or VAT, deferred tax assets, the current portion of long-term notes receivable, and receivables from any Affiliate of the Company or from any director, employee, officer or Stockholder of the Company or any of their respective Affiliates (each such Person, a “Related Party”), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Financials.
“Current Liabilities” means accounts payable and accrued expenses (including commissions payable), customer prepayments and deferred revenue, but excluding income and/or corporation taxes or VAT payable or accrued, deferred tax liabilities, payables to any Affiliates or Related Parties that are outside of the ordinary course of business, or inconsistent with the prior payroll practices, of the Company, and the current portion of long-term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Financials.
“Employment Agreement” means the Employment Agreement between the Buyer and Brianna DeMike in the form mutually agreed upon by the Buyer and Ms. DeMike and executed on the date hereof.
“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Working Capital Amount” shall have the meaning set forth in Section 1.3(c) hereof.
“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.
“IZEAx” means the Buyer’s platform that connects content creators with brands.
“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, each of the Principal Stockholders, (ii) in the case of a Stockholder, such Stockholder, and (ii) in the case of the Buyer, Edward H. (Ted) Murphy and LeAnn Hitchcock.
“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.
“Minority Stockholders” means the Stockholders other than Brianna DeMike and Joseph DeMike.
“Objection” shall have the meaning set forth in Section 1.3(b) hereof.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
“Pre-Closing Period” means any Tax period ending on or before the Closing Date.
“Post-Closing Period” means any Tax period beginning after the Closing Date.
“Principals” means the Principal Stockholders and other key personnel identified on Section 6.3 of the Company Disclosure Schedule.
“Principal Stockholders” means Brianna DeMike and Joseph DeMike.
“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.
“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.
“Review Period” shall have the meaning set forth in Section 1.3(b) hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stockholders’ Agent” shall have the meaning set forth in Section 6.6(a) hereof.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.
“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.
“Transaction Documents” means this Agreement and the Employment Agreement.
“Transfer” means any sale, assignment, pledge, hypothecation or other disposition.
“Treasury Regulations” means the regulations promulgated under the Code.
“WC Arbiter” shall have the meaning set forth in Section 1.3(b) hereof.
“Working Capital” means (i) the current assets of the Company, less (ii) the current liabilities of the Company, as determined on an accrual based method in accordance with GAAP, determined as of the close of business on the last day prior to the Closing.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IZEA, INC.

By:
	Name:	Edward H. (Ted) Murphy
	Title:	President and Chief Executive Officer

ZENCONTENT, INC.

By:
	Name:	Brianna DeMike
	Title:	Director of Client Success

PRINCIPAL STOCKHOLDERS:

Joseph DeMike

Brianna DeMike

MINORITY STOCKHOLDERS:

Kimberly Bubeck

Rebecca Curran

John Cutter

Justin Dart

Jonathan Diller

Meaghan McBee

Jose Perez